SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is dated as of July 21, 2010 (the “Effective Date”), by and between EpiCept Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and        (the “Executive”).

WHEREAS, the Executive is a senior executive of the Company and is expected to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the ongoing employ of the Company; and

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a termination of the Executive’s employment in certain circumstances.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (collectively, the “Parties”) agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

2. Term. The “Term”, when used in this Agreement, shall mean the period commencing as of the Effective Date and ending on December 31, 2011; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three (3) months prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to the Executive that it is electing not to so extend the Term or (y) the Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, (a) upon the occurrence of a Change in Control, the Term shall automatically be extended for one additional year from the date of the Change in Control; provided, however, that if the Change in Control occurs after September 30 of a given year and the Company has not delivered timely notice of non-extension, the Term shall still end on the December 31 of the following year, as if the Change in Control had not occurred, and (b) the Term may be earlier terminated in strict accordance with the provisions of Section 3.

3. Termination of Employment.

(a) Termination Without Cause. In the event that the Executive’s employment with the Company is terminated by the Company during the Term other than (x) due to death; (y) for Disability; or (z) for Cause, the Executive shall be entitled to:

(i) an amount, payable in a lump sum promptly following the Termination Date (but in no event later than the first regularly scheduled payroll date following the Termination Date), equal to (x) three quarters (.75) times (y) his Base Salary; provided, however, that in the case of a termination resulting from the expiration of the Term pursuant to the notice of non-extension from the Company in accordance with Section 2, the amount shall equal one half (.5) times his Base Salary;

(ii) continued participation, for 9 months immediately following the Termination Date, in all employee welfare benefit plans, programs and arrangements, on terms and conditions that are no less favorable to him than those applied immediately prior to the Termination Date, and with COBRA benefits commencing thereafter; provided, however, that in the case of a termination due to expiration of the Term pursuant to notice of non-extension from the Company, the continuation period shall be 6 months rather than 9 months; and

(iii) the benefits described in Section 3(d)(i).

(b) Constructive Termination Without Cause. In the event that a Constructive Termination Without Cause occurs, the Executive shall have the same entitlements as provided under Section 3(a) in the case of a termination without Cause.

(c) Change in Control. In the event that the Executive’s employment with the Company is terminated during the Term and within six months prior to, or within one year and a day following, a Change in Control and (I) such termination is governed by Section 3(a) (relating to terminations without Cause) or (II) such termination is a Constructive Termination without Cause that is based on events that occurred within six months prior to, or within one year following, a Change in Control, then the Executive shall, in lieu of the benefits described in Section 3(a), be entitled to:

(i) an amount, payable in a lump sum promptly following the Termination Date (but in no event later than the first regularly scheduled payroll date following the Termination Date), equal to the sum of (x) his Base Salary and (y) the greater of (A) the Executive’s Target for the year in which the termination occurs and (B) the annual incentive award awarded to the Executive for the most recently completed calendar year;

(ii) have each outstanding Stock Option (including both time-vesting and performance-vesting awards) become fully vested and exercisable as of the Termination Date and remain exercisable through the first anniversary of the Termination Date, but in no event beyond its maximum stated term;

(iii) have each other equity-based award (including both time-vesting and performance-vesting awards) become fully vested, and non-forfeitable, as of the Termination Date; and

(iv) continued participation, for 12 months immediately following the Termination Date, in all employee welfare benefit plans, programs and arrangements, in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable to him than those applied immediately prior to the Termination Date, and with COBRA benefits commencing thereafter.

(d) Miscellaneous.

(i) On any termination of the Executive’s employment, he shall be entitled to:

(A) Base Salary through the Termination Date;

(B) the balance of any annual, long-term, or other incentive award earned in respect to any period ending on or prior to the Termination Date, or payable (but not yet paid) on or prior to the Termination Date;

(C) a lump-sum payment in respect of accrued but unused vacation days at his Base Salary rate in effect as of the Termination Date; provided that no payment shall be made in respect of more than forty (40) accrued but unused vacation days;

(D) other or additional benefits in accordance with the terms of the applicable plans, programs and arrangements of the Company and its Affiliates (including, without limitation, any equity award agreement); and

(E) payment, promptly when due, of all amounts due in connection with the termination.

(ii) In the event of any termination of his employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or otherwise, and there shall be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 3 are considered to be reasonable by the Company and are not in the nature of a penalty.

4. Section 280G.

(a) If (i) the aggregate of all amounts and benefits due to the Executive, under this Agreement or under any other plan, program, agreement or arrangement of the Company or of any of its Affiliates, would, if received by the Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three (3) times the Executive’s “base amount,” as defined in and under Section 280G of the Code, less $1.00, then (iii) the cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute “deferred compensation” for purposes of Section 409A of the Code shall (to the extent that the reduction of cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) can achieve the intended result) be reduced, pro rata, or eliminated, to the extent necessary so that the 280G Benefits received by the Executive will not constitute parachute payments; and (iv) if elimination of the cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute such “deferred compensation” is insufficient to achieve the intended result, then the remaining cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) shall (to the extent that reduction of all cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) can achieve the intended result) be reduced (on such pro rata or other basis as complies with Section 409A) or eliminated to the extent necessary so that the 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 4(a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the Parties.

(b) It is possible that after the determinations and selections made pursuant to Section 4(a) the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 4(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by arbitration pursuant to Section 7, (ii) by a court or (iii) by the Auditor upon request by any of the Parties, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive (but in any event within 10 days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 4(a) not been applied until the date of payment.

5. Restrictive Covenants.

(a) During the Term and at all times thereafter, the Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other Person any Confidential Information except (i) to the Company and its Affiliates, or to any authorized (or apparently authorized) agent or representative of any of them, (ii) in connection with performing his duties for the Company, (iii) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iv) in the course of any Proceeding under Section 5(c) or 7 or (v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice. In the event that the Executive is required to disclose any Confidential Information pursuant to clause (iii) or (iv) of the immediately preceding sentence, he shall (I) promptly give the Company notice that such disclosure is or may be made and (II) cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information.

(b) The Executive shall not, for his own benefit or the benefit of any other Person, without the prior written consent of the Company and other than in connection with his employment with the Company:

(i) during the Term and for twelve (12) months following any termination of the Executive’s employment with the Company during the Term (such period, the “Restricted Period”), perform material services for, or otherwise have material involvement with (whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise), any Person that competes materially (whether directly or indirectly) with the Company in any material business conducted by the Company during the Term (“Business”); provided further that the Executive may in any event (x) own up to a five percent (5%) passive ownership interest in any public or private entity and (y) be employed by, or otherwise have material association with, any business that competes materially with the Company in the Business if his employment or association does not involve competing with the Company in the Business;

(ii) during the Restricted Period, personally solicit, aid in the solicitation of, induce or otherwise encourage (whether directly or indirectly) any individual who is, at the time of such encouragement, employed as an executive, highly-compensated employee or managerial/supervisory employee of the Company, to cease such employment; or

(iii) during the Restricted Period, personally solicit, aid in the solicitation of, induce, or otherwise encourage (whether directly or indirectly) any Person that was a customer of the Company at any time during the Term for the purpose of (x) selling services or products to such Person in competition with the Company in the Business or (y) inducing such Person to cancel, transfer or cease doing Business in whole or in part with the Company.

(c) The Executive acknowledges and agrees that the Company’s Business and the services it provides are highly competitive and that the restrictions contained in this Section 5 are reasonable and necessary to protect the Company’s legitimate business interests. The Executive further acknowledges that any actual or prospective breach may irreparably cause damage to the Company for which money damages may not be adequate. Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of Section 5(a) or 5(b) above, the Company shall be entitled to seek, through arbitration in accordance with Section 7 or from any court with jurisdiction over the matter and the Executive, temporary, preliminary and permanent equitable/injunctive relief restraining the Executive from violating such provision and to seek, in addition, but solely through arbitration in accordance with Section 7, money damages, together with any and all other remedies available under applicable law.

6. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent otherwise provided in Section 10(e).

7. Resolution of Disputes. Any claim, demand, request, dispute or controversy arising out of or relating to this Agreement, any other agreement between the Executive and the Company or its Affiliates, the Executive’s employment with the Company or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 5(c) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and this Section 7. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Following the occurrence of a Change in Control, or any termination of the Executive’s employment within 6 months prior to a Change in Control, the Executive shall be entitled to prompt advancement of any and all costs and expenses (including without limitation attorneys’ fees and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 7, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement; provided, however, that to the extent that it is determined through arbitration that the Company substantially prevailed in respect of a Covered Claim, the Executive shall promptly reimburse the Company for all costs and expenses advanced to the Executive in respect of such Covered Claim. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.

8. 409A Matters. Notwithstanding anything anywhere to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision. Notwithstanding anything anywhere to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code or any regulations or guidance thereunder (“Section 409A”)), any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (a) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (b) the date of the Executive’s death. After the Termination Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” as of such date for purposes of Section 409A. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 8 shall be paid as soon as practicable after, and in any event within thirty (30) days after, the date that is six months after the Executive’s separation from service (or, if earlier, the date of his death), together with interest on the delayed payment at the Company’s cost of borrowing. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

9. Notices. Any notice, consent, demand, request or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person, or (b) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten (10) days’ advance notice given in accordance with this Section 9), or (c) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 9), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 9.

If to the Company:	EpiCept Corporation 777 Old Saw Mill River Road Tarrytown, NY 10591 Attn: Chief Executive Officer Fax #: (914) 606-3501
With a copy to:	Eilenberg & Krause LLP

11 East 44th Street, 19th Floor

New York, NY 10017

Attn: Adam Eilenberg, Esq.

Fax #: 212-986-2399

If to the Executive: The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his principal office at the Company.

If to a beneficiary of the Executive:	The address most recently specified by the Executive or beneficiary.

10. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties concerning the specific subject matter hereof.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized (or apparently authorized) officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) Conflicts. In the event of any conflict between any provision of this Agreement and any provision of any other applicable plan, program, agreement or arrangement of the Company or any of its Affiliates, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(f) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.

(g) Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

(h) Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

(i) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

EpiCept Corporation

By:

John V. Talley, Jr., Chief Executive Officer

Executive

EXHIBIT A

DEFINITIONS

a. “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

b. “Base Salary” shall mean the Executive’s annualized base salary, as in effect from time to time, disregarding any decrease in such base salary that occurred within six months before, upon, or with one year following, a Change in Control.

c. “Cause” shall mean:

i. the Executive is convicted of, or pleads guilty or nolo contendere to, a felony; or

ii. in carrying out his duties for the Company, the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct. Notwithstanding the foregoing, in connection with any termination of the Executive’s employment following a Change in Control, or by the Company in anticipation of a Change in Control, no act or failure to act on the part of the Executive shall be deemed to be “willful” unless such act or omission was not in good faith and without a reasonable belief that the Executive’s action or omission was in, or not opposed to, the interests of the Company.

d. “Change in Control” shall mean the occurrence of any of the following events:

i. any “person” (as such term is used as of the Effective Date in Section 13(d) of the Securities Exchange Act of 1934, as amended) or group of persons becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of fifty percent (50%) or more of the Voting Securities of the Company (measured either by number of Voting Securities or by voting power);

ii. a majority of the board of directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of the board of directors of the Company on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

iii. (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”) unless the holders of Voting Securities of the Company immediately prior such Triggering Event beneficially own, directly or indirectly, by reason of their ownership of Voting Securities of such Company immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of Voting Securities and by voting power) of (q) such Company, in the case of a combination in which such Company is the surviving entity, and (r) in any other case, the entity (if any) that succeeds to substantially all of such Company’s business and assets.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

f. “Confidential Information” shall mean all confidential or proprietary information developed or used by the Company or its Affiliates relating to their business, operations, employees, customers, suppliers or distributors including, but not limited to: confidential or proprietary customer lists, purchase orders, financial data, pricing information and price lists; confidential or proprietary business plans and market strategies and arrangements; confidential or proprietary books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials, sales records, purchasing materials, purchasing records, personnel records and quality control records; confidential or proprietary trademarks, copyrights and patents, and applications therefor; trade secrets; confidential or proprietary inventions, processes, procedures, research records, market surveys and marketing know-how; and confidential or proprietary technical papers, software, computer programs, data bases and documentation thereof, including but not limited to source codes, algorithms, processes, formulae and flow charts. The term “Confidential Information” shall not include any document, record, data compilation, or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its Affiliates, other than as a result of the Executive’s breach of Section 6(a).

g. “Constructive Termination Without Cause” shall mean a termination by the Executive of his employment with the Company on thirty (30) days’ written notice given by him to the Company within one (1) year following the occurrence of any of the following events without his express prior written consent, unless all grounds for such termination shall have been fully cured within thirty (30) days after the Executive gives notice to the Company requesting cure (such notice to be given within 90 days after Executive becomes aware of such event):

i. any material diminution in the Executive’s responsibilities or authorities substantially below those customarily enjoyed by an executive in his position at comparable entities;

ii. any relocation of the Executive’s principal office, or principal place of employment, to a location that is more than fifty (50) miles from its location in Tarrytown, New York, as of the Effective Date;

iii. any material breach by the Company or any of its Affiliates of any of their material obligations to the Executive; or

iv. any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within fifteen (15) days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction.

h. “Disability” shall mean the Executive’s inability, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities for the Company for an aggregate of 180 days in any 365 day period.

i. “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.

j. “Stock Option” shall mean any compensatory option or warrant to acquire securities of the Company or any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any option or right received in respect of any of the foregoing options or rights.

k. “Target” shall mean the Executive’s annual target incentive opportunity, which may be expressed as a percentage of his Base Salary, disregarding any decrease in the Target that occurred within six months before, upon, or within one year following, a Change in Control.

l. “Termination Date” shall mean the date on which the Executive’s employment with the Company terminates in accordance with this Agreement.

m. “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, the members of the board of directors, or other governing body, of the issuer.